UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2015

Fifth Street Asset Management Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36701	46-5610118
(State or other jurisdiction incorporation)	(Commission File Number)	(IRS Employer of Identification No.)

777 West Putnam Avenue, 3rd Floor

Greenwich, CT 06830

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (203) 681-3600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 18, 2015, Frank C. Meyer delivered notice of his resignation as a director of Fifth Street Asset Management Inc. (the “Company”) effective as of August 18, 2015. Mr. Meyer served as Chairperson of the Nominating and Corporate Governance Committee of the Board of Directors of the Company (the “Board”) and served as a member of the Audit Committee of the Board.

The resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Mark J. Gordon and David J. Anderson, both current independent directors of the Company, were added to the Audit Committee and Nominating and Corporate Governance Committee, respectively, to fill the vacancies created by Mr. Meyer’s resignation. Leonard M. Tannenbaum will serve as the Chairman of the Nominating and Corporate Governance Committee.

The Board decreased its size from seven to six members.

Item 7.01 Regulation FD Disclosure

The Company issued a press release announcing Mr. Meyer’s decision to resign from the Board, a copy of which is attached hereto as Exhibit 99.1.

The information contained in Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. In addition, the information contained in Exhibit 99.1 shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1       Press release, dated August 19, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH STREET ASSET MANAGEMENT INC.

Date: August 19, 2015	By:	/s/ David H. Harrison
		Name:	David H. Harrison
		Title:	Executive Vice President and Secretary